Exhibit 99.1

SWM ANNOUNCES SECOND QUARTER 2021 RESULTS

ALPHARETTA, GA, August 4, 2021 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month and six month periods ended June 30, 2021.

Adjusted measures are reconciled to GAAP at the end of this release. Financial and operating comparisons are versus the prior year period. Figures may not sum to total due to rounding. Definitions: Advanced Materials & Structures (AMS), Engineered Papers (EP), low ignition propensity (LIP), "organic" - pro forma for Tekra acquisition that closed in March 2020, and excludes benefit of Scapa acquisition in April 2021

Second Quarter 2021 Financial Results Summary

•Strong demand, highlighted by 18% organic sales growth in AMS and a 4% sales increase in EP; significant input cost inflation and supply chain challenges during the quarter; Scapa acquisition performing as expected
•Total sales were $377.8 million, up 48.6%, or up 11% on organic basis
•GAAP operating profit was $15.9 million, or 4.2% of sales, down $18.5 million, and included $19.2 million of transaction costs and incremental purchase accounting expenses driven by the Scapa acquisition (closed April 15, 2021); Adjusted operating profit was $44.6 million, or 11.8% of sales, up 3%
•GAAP EPS was $0.06, down from $0.68, and included $0.57 per share of incremental expenses related to the Scapa acquisition; Adjusted EPS was $0.90, in line with second quarter 2020

Management Commentary

Dr. Jeff Kramer, Chief Executive Officer, commented, "The strength of our portfolio was again evident during the quarter, as an increase in global economic activity drove very strong demand across the business. Excluding the benefit of the Scapa acquisition, overall sales increased double-digits, and we are confident that robust order activity will continue in the coming quarters. We also closed and began integrating the largest acquisition in our history, as Scapa joined our portfolio, putting us in even better position to drive sustainable long-term profit growth. And while we were not immune to global supply chain challenges, our teams again demonstrated their flexibility and skill in delivering against these increased volumes, resulting in second quarter adjusted EPS of $0.90."

"AMS delivered 18% organic sales growth with a nearly 60% increase in transportation films and very strong 25%-plus growth in filtration and construction end-markets. Those areas impacted by the COVID-19 pandemic last year have bounced back with vigor, customers are signaling continued momentum, and our global teams are pushing hard to meet demand. Scapa is performing well, results are in line with our expectations, and year-over-year operating trends are very positive. Within EP, volumes and sales were up 3% and 4%, respectively, with only a modest decline in the tobacco business."

"As noted, supply chain pressures, not unique to SWM, were apparent throughout the quarter and impacted both segments' margins. We have implemented aggressive price increases and expect to recoup a large portion of these costs as the year progresses. However, given how quickly raw materials prices have risen, there is an inherent lag in the benefits of these actions during the quarter. Beyond price pressures, there were availability limits on a few specialty resins which restricted our sales growth in the quarter. Without these headwinds, both top and bottom-line results would have been significantly stronger. We expect supply chain challenges to be bumpy over the near-term, however, our global teams continue to find creative solutions to keep service levels as high as possible until these issues normalize."

Dr. Kramer concluded, "While the global supply chain issues cause short-term pressures, our strong results, demonstrate the resiliency and attractiveness of our portfolio. With the Scapa integration progressing well, we are excited about the long-term commercial synergies from adding new coating and adhesive capabilities to our business and the continued buildout of our healthcare platform. Our combined portfolio allows for greater innovation and intimacy with our customers and we remain confident that SWM is even better positioned for long term attractive growth."

Second Quarter 2021 Financial Results

Advanced Materials & Structures segment sales were $252.0 million, up 90%, including the benefit from the Scapa acquisition, while organic sales increased 18%. The organic sales increase was driven by rapid growth in transportation sales as they continued to rebound sharply from COVID-19 related pressures that began early in 2020. Filtration sales were up over 25%, with strong gains across water, process, and air filtration product lines, as were construction sales, with broad strength across building materials and infrastructure products. Healthcare sales (excluding Scapa) declined as certain products that saw short-term COVID-related demand spikes in prior quarters, such as facemask materials, faced difficult comparisons. Industrial sales declined during the quarter, though mostly in lower-margin products.

GAAP operating profit was $18.9 million, or 7.5% of sales, up 44%, reflecting strong sales growth partially offset by the increased purchase accounting expenses (discussed below in non-GAAP adjustments) associated with the acquisition. Adjusted operating profit was $33.2 million, up 60%, with margin down 250 basis points to 13.2%. Both GAAP and adjusted operating profit growth were driven by strong organic sales growth and the incremental benefit of the acquired Scapa business; the margin percentage decline was primarily attributable to higher raw material costs as the significant magnitude and speed of the increase was not fully offset by aggressive pricing actions during the quarter. The Company expects further selling price increase actions to close the cost gap throughout the remainder of 2021. Of note, $1.5 million of operating costs related to shared services in Scapa have been classified into the Company's Unallocated expenses, as discussed below.

Engineered Papers segment sales were $125.8 million, up 4%, driven by a 3% volume increase, unfavorable price/mix of 4%, and a 6% currency benefit (primarily related to the Euro); figures may not sum due to rounding. The volume performance was attributable to growth in non-tobacco products such as battery papers, furniture laminates and packaging. The negative price/mix effect was primarily a function of lower LIP volumes, as certain customers resumed more normalized order patterns versus 2020 when they built inventories. Accelerated growth in reduced risk Heat-not-Burn products continued to be a positive driver within the tobacco business.

GAAP operating profit was $24.2 million, or 19.2% of sales, down 24%. Adjusted operating profit was $26.5 million, down 19%, with adjusted operating margin contracting 590 basis points to 21.1%. Margin reduction resulted from a combination of the LIP mix highlighted above but also from significant wood pulp cost increases. While price increases to non-contract customers were effective during the quarter, longer negotiations with contracted customers delayed full implementation. These additional price increases are expected to benefit results for the remainder of the year, providing meaningful offsets to cost inflation. The Company also experienced inefficiencies in the transition and ramp up of new production technologies from the recently closed Spotswood, NJ site to other facilities; the inefficiencies have been resolved and are not expected to impact future quarters. Currency movements resulted in a $3.1 million benefit to operating profit, mainly from the Euro and Brazilian Real.

Unallocated GAAP expenses were $27.2 million, versus $10.4 million in 2Q:20; $12.1 million of the increase related to the Scapa acquisition, including associated third-party advisory and diligence costs, transaction fees, and integration expenses. Adjusted unallocated expenses (which excluded the Scapa acquisition related costs) were $15.1 million, versus $10.4 million. The increase included $1.5 million of costs incurred within Scapa as shared services for corporate functions such as finance, HR, and IT, however these costs are reported in the Company's segment financials as unallocated expenses. The remainder of the increase was driven by higher administrative costs, third-party consulting fees for HR and finance, as well as higher IT expenses to support the growth of the business.

Consolidated sales were $377.8 million, up 49%, or up 11% excluding the incremental sales from the Scapa acquisition. Favorable currency movements benefited sales on the business, excluding Scapa, by 3%. GAAP operating profit was $15.9 million, down 54%, and GAAP operating profit margin was 4.2%. These figures were significantly impacted by the Scapa acquisition and integration related costs of $12.1 million and $7.1 million of higher purchase accounting expenses due to the Scapa acquisition. Adjusted operating profit was $44.6 million, up 3%, and adjusted operating profit margin was 11.8%, down 520 basis points.

GAAP income was $1.8 million, down from $21.5 million; GAAP EPS was $0.06; GAAP EPS was impacted by $0.57 per share of incremental Scapa acquisition related expenses (detailed below). Adjusted income was $28.6 million, up 2%; Adjusted EPS was $0.90. Adjusted EBITDA was $57.3 million, up 9%, and adjusted EBITDA margin was 15.2%, down 560 basis points.

Interest expense was $13.1 million, up from $8.1 million, due to higher average debt balances as a result of the Scapa acquisition which closed in April 2021. Other expense was $0.3 million, unchanged from the prior year quarter.

The Company reported a tax rate of 140.0%, versus 20.8% in the prior year period reflecting the timing of significant discrete items during the quarter. These discrete items largely relate to the Scapa acquisition and are not expected to yield a material impact to the Company's effective tax rate or cash tax when incorporated into the anticipated full year results. Excluding the effect of non-GAAP adjustments, the second quarter 2021 tax rate was 20.8% (the implied rate reflected in the Company's Adjusted EPS), versus 21.8% in the prior year quarter.

The Company's Chinese JVs contributed $0.09 to both GAAP and Adjusted EPS, versus $0.03 in the prior year quarter due to strong volume growth.

Net currency movements had a $3.6 million benefit to operating profits and the translation impact of net currency movements was positive $0.04 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustments to second quarter 2021 results were related to the Scapa acquisition. The Company incurred $0.39 per share of costs associated with third party advisory and transaction fees which affected GAAP operating profits, and an unfavorable mark-to-market impact of British pound forward contracts which affected other expense. In addition to transaction costs, purchase accounting expenses increased $0.18 per share to $0.36 per share during the quarter due to the Scapa acquisition (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as non-cash one-time inventory step-up charges, associated with AMS acquisitions).

2021 Year-to-Date Financial Results

Advanced Materials & Structures segment sales were $415.0 million, up 62%, including the acquisition benefit from the Scapa acquisition, while organic sales increased 17%. Similar to second quarter results, year-to-date organic sales growth was driven by strong double digit gains in filtration, transportation, and construction end-markets, with broad strength across product lines. Healthcare sales (excluding Scapa) declined due to lower sales of certain products that benefited from COVID-19 related demand in the prior year. Industrial sales declined, though mostly in lower-margin product lines.

GAAP operating profit was $40.2 million, up 50%, also reflecting strong sales growth partially offset by higher purchase accounting expenses associated with the Scapa acquisition. Adjusted operating profit was $61.0 million, up 52%, while margin contracted 100 basis points to 14.7%. Both GAAP and adjusted operating profit growth were driven by strong organic sales growth in the first half of the year and the incremental benefit of the acquired Scapa business; the margin percentage decline was primarily attributable to higher raw material costs, which accelerated throughout the period, and had not yet been offset by selling price increases the Company has begun implementing. The Company expects further selling price increase actions to close the cost gap throughout the remainder of 2021. Of note, $1.5 million of operating costs related to shared services in Scapa have been classified into the Company's Unallocated expenses, as discussed below.

Engineered Papers segment sales were $251.0 million, down 3%, driven by a 2% volume decline and unfavorable price/mix of 6%, which were partially offset by a 5% currency benefit (related to the Euro). Volumes were driven by lower LIP sales, which also had a negative impact on price/mix. This was partially offset by rapid growth in reduced risk Heat-not-Burn products.

GAAP operating profit was $54.1 million, down 17%. Adjusted operating profit was $58.1 million, down 12%, with adjusted operating margin decreasing 240 basis points to 23.1%. Adjusted profits and margins declined mainly due to higher raw material costs which had not yet been offset by selling price increases. Price increases were implemented with non-contract customers, while increases to contract customers will be effective in the second half of the year and are expected to mitigate the negative effects of higher input costs. Profits were also impacted by inefficiencies related to the Spotswood, NJ closure and transition as noted above. Currency movements resulted in a $6.1 million benefit to operating profit, due to the Euro and Brazilian Real.

Unallocated GAAP expenses were $44.9 million, versus $23.4 million in the first half of 2020; $15.7 million of the increase related to the Scapa acquisition, including associated third-party advisory and diligence costs, transaction fees, and integration expenses incurred mostly during the second quarter. Adjusted unallocated expenses (which excluded the Scapa acquisition related costs) were $29.2 million, versus $23.4 million. The increase included $1.5 million of costs incurred within Scapa as shared services for corporate functions such as finance, HR, and IT, that are reported in the Company's segment financials as unallocated expenses. The remainder of the increase related to higher administrative and third party consulting costs to support growth of the business.

Consolidated sales were $666.0 million, up 29%, including the acquisition benefit from Scapa, or up 7% on an organic basis (pro forma to assume the Tekra acquisition was owned for the full prior year period). Favorable currency movements benefited sales on the business, excluding Scapa, by 3%. GAAP operating profit was $49.4 million, down 28%, and GAAP operating profit margin was 7.4%. These figures were significantly impacted by the Scapa acquisition and integration related costs of $15.7 million and $8.0 million of higher purchase accounting expenses mostly related to the Scapa acquisition. Adjusted operating profit was $89.9 million, up 8%, and adjusted operating profit margin was 13.5% down 260 basis points. Adjusted EBITDA was $112.5 million, up 11%, and adjusted EBITDA margin was 16.9%, down 300 basis points.

GAAP income was $23.4 million, down from $44.0 million; GAAP EPS was $0.74. GAAP EPS was impacted by $0.61 per share of acquisition and integration related costs, and foreign currency exchange impacts from Scapa acquisition as detailed below in non-GAAP adjustments section, as well as $0.52 purchase accounting adjustments which increased from prior year primarily due to Scapa acquisition.

Adjusted income was $60.8 million, up 12%; Adjusted EPS was $1.92.

Interest expense was $16.0 million, up from $15.0 million. Interest expense on debt increased $5.5 million due to incremental debt related to the Scapa acquisition. This increase was offset by a $4.5 million favorable adjustment to interest expenses related to the settlement of Brazil tax assessments. Other expense was $2.9 million, versus income of $0.3 million, due to the negative mark-to-market impact of forward contracts on the British Pound related to the Scapa acquisition.

The Company reported a tax rate of 35.7%, versus 19.9% in the prior year period. The higher rate is primarily due to the high second quarter 2021 tax rate related to significant discrete items in the quarter as discussed above. Excluding the impact of non-GAAP adjustments, the year-to-date tax rate was 20.7% (the implied rate reflected in the Company's Adjusted EPS), versus 21.5% in the prior year period.

The Company's Chinese JVs contributed $0.12 to both GAAP and Adjusted EPS, versus $0.03 per share in the prior year period due to higher volumes.

Net currency movements were a $7.0 million benefit to operating profits and the translation impact of net currency movements was positive $0.05 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustments to year-to-date 2021 results were related to the Scapa acquisition. The Company incurred $0.61 per share of costs associated with third party advisory and transactions fees which affected GAAP operating profits, and an unfavorable mark-to-market impact of British pound forward contracts which affected other expense. In addition to transaction costs, purchase accounting expenses increased $0.20 per share to $0.52 per share during the quarter, mostly due to the Scapa acquisition (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as non-cash one-time inventory step-up charges, associated with AMS acquisitions). In addition, restructuring and impairment expenses were $0.10 per share, and the Company adjusted out a $0.12 per share benefit related to the favorable settlement of the Brazil tax assessment.

Cash Flow, Debt, & Dividend

Year-to-date 2021 cash provided by operating activities was $19.8 million, versus $49.3 million. Approximately $13 million of cash costs were incurred during the first six months of 2021 in connection with the closing of the Scapa acquisition, contributing to the year-over-year cash flow decline. In addition, the Company's working capital-related cash outflows were $51.0 million, compared to $30.2 million in the prior year period, reflecting the Company's typical

seasonal working capital pattern, as well as escalated outflows associated with the strong year-to-date 2021     sales increase, particularly in AMS.

Capital spending and capitalized software totaled $17.6 million, up $1.0 million. Year-to-date free cash flow was $2.2 million, down from $32.7 million, due to the operating cash flow trends discussed above. Free cash flow is expected to improve significantly throughout the remainder of the year, consistent with historical seasonal cash flow patterns.

Total debt was $1,280.9 million as of June 30, 2021, up $687.6 million from year end 2020, and total cash was $65.9 million; net debt was $1,215.0 million on June 30, 2021, up $676.4 million. Pursuant to the terms of the Company's credit agreement, net debt to adjusted EBITDA was 4.4x as of June 30, 2021, versus 2.3x at year end 2020. The increase in debt and leverage levels is primarily related to the acquisition of Scapa. The Company expects net leverage to decrease as it closes out the year.

The Company announced a quarterly cash dividend of $0.44 per share. The dividend will be payable on September 24, 2021 to stockholders of record as of August 20, 2021.

Conference Call

SWM will hold a conference call to review second quarter 2021 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, August 5, 2021. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s website at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s website shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's website under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global performance materials company, focused on bringing best-in-class innovation, design, and manufacturing solutions to our customers. Our highly engineered films, adhesive tapes, foams, nets, nonwovens, and papers are designed and manufactured using resins, polymers, and natural fibers for a variety of industries and specialty applications. SWM and its subsidiaries manufacture on four continents, conduct business in over 90 countries and employ approximately 5,000 people worldwide. For further information, please visit SWM’s website at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by that Act and other legal protections. Forward-looking statements include, without limitation, those regarding the incurrence of additional debt, future performance, capital expenditures, future market and EPS trends and guidance, the future effects of supply chain challenges and price increases, sales and volume trends, growth prospects, currency rates and trends and impact on EPS, future cash flows, net leverage, purchase accounting impacts, effective tax rates, planned investments, impacts of the COVID-19 pandemic on our operations, profitability, and cash flow, the expected benefits and accretion of the Scapa acquisition and integration, and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words.

These forward-looking statements are prospective in nature and not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which our business shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. No assurance can be given that such expectations will prove to have been correct and persons reading this presentation are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this press release. These statements are not guarantees of future performance and are subject to certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, the following factors:

•Risks associated with pandemics and other public health emergencies, including the continued impact of, and the governmental and third party response to, the COVID-19 pandemic (including its variant strains);

•Changes in sales or production volumes, pricing and/or manufacturing costs of Recon products, cigarette paper (including for LIP cigarettes), including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products, new technologies such as e-cigarettes, inventory adjustments and rebalancings in our EP segment. Additionally, competition and changes in AMS end-market products due to changing customer demands;

•Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting and due to impact of tariffs;

•Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•Changes in the source and intensity of competition in our commercial segments;

•Our ability to attract and retain key personnel;

•Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•Seasonal or cyclical market and industry fluctuations which may result in reduced net sales and operating profits during certain periods;

•Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, which could impact the sales and profitability of our products;

•Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•Employee retention and labor shortages;

•Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including the loi de Securisation de l'emploi in France, unionization rule and regulations by the National Labor Relations Board in the U.S., equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•The impact of tariffs, and the imposition of any future additional tariffs and other trade barriers, and the effects of retaliatory trade measures;

•Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•New reports as to the effect of smoking on human health or the environment;

•Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the Euro and Real) and on interest rates and the effects of the ongoing discussions between the U.K. and European Union to determine the terms of the U.K.'s withdrawal from the European Union;

•Changes in the method pursuant to which LIBOR rates are determined and the phasing out of USD LIBOR after 2023;

•Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•International conflicts and disputes, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil, France and Germany;

•The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the Glatz's German Patent Court invalidation proceedings;

•Risks associated with our technological advantages in our intellectual property and the likelihood that our current technological advantages are unable to continue indefinitely;

•Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•Increased taxation on tobacco-related products;

•Costs and timing of implementation of any upgrades or changes to our information technology systems;

•Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•Changes in construction and infrastructure spending and its impact on demand for certain products;

•Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. Forward-looking statements herein are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such and should only be viewed as historical data. The financial results reported in this release are unaudited.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the year ended December 31, 2020 and other reports we file with the SEC from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses, certain purchase accounting adjustments related to AMS segment acquisitions, acquisition and integration related costs, interest expense, the effect of income tax provisions and other tax impacts, capital spending, capitalized software costs, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into

U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency on the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Website: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2021	2020	% Change
Net sales	$377.8	$254.2	48.6%
Cost of products sold	289.7	179.9	61.0
Gross profit	88.1	74.3	18.6

Selling expense	11.9	8.8	35.2
Research and development expense	5.4	3.6	50.0
General expense	52.6	25.9	N.M.
Total nonmanufacturing expenses	69.9	38.3	82.5

Restructuring and impairment expense	2.3	1.6	43.8
Operating profit	15.9	34.4	(53.8)
Interest expense	13.1	8.1	61.7
Other expense, net	(0.3)	(0.3)	—
Income before income taxes and income from equity affiliates	2.5	26.0	(90.4)

Provision for income taxes	3.5	5.4	(35.2)
Income from equity affiliates, net of income taxes	2.8	0.9	N.M
Net income	$1.8	$21.5	(91.6)%

Net income per share - basic:
Net income per share – basic	$0.06	$0.69	(91.3)%

Net income per share – diluted:
Net income per share – diluted	$0.06	$0.68	(91.2)%

Cash dividends declared per share	$0.44	$0.44

Weighted average shares outstanding:

Basic	31,045,100	30,792,600

Diluted	31,402,400	31,006,700

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,
	2021	2020	% Change
Net sales	$666.0	$515.7	29.1%
Cost of products sold	497.1	367.1	35.4
Gross profit	168.9	148.6	13.7

Selling expense	21.0	18.3	14.8
Research and development expense	9.2	6.8	35.3
General expense	85.3	53.3	60.0
Total nonmanufacturing expenses	115.5	78.4	47.3

Restructuring and impairment expense	4.0	1.7	N.M.
Operating profit	49.4	68.5	(27.9)
Interest expense	16.0	15.0	6.7
Other (expense) income, net	(2.9)	0.3	N.M.
Income from continuing operations before income taxes and income from equity affiliates	30.5	53.8	(43.3)

Provision for income taxes	10.9	10.7	1.9
Income from equity affiliates, net of income taxes	3.8	0.9	N.M.
Net income	$23.4	$44.0	(46.8)%

Net income per share - basic:
Net income per share – basic	$0.75	$1.41	(46.8)%

Net income per share – diluted:
Net income per share – diluted	$0.74	$1.40	(47.1)%

Cash dividends declared per share	$0.88	$0.88

Weighted average shares outstanding:

Basic	31,009,900	30,752,500

Diluted	31,371,700	30,958,400

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$65.9	$54.7
Accounts receivable, net	229.4	148.5
Inventories	247.0	179.7
Other current assets	36.4	13.5
Property, plant and equipment, net	476.3	339.0
Goodwill	666.7	403.7
Other noncurrent assets	701.6	445.8
Total Assets	$2,423.3	$1,584.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$18.3	$2.8
Other current liabilities	226.1	164.1
Long-term debt	1,262.6	590.5
Pension and other postretirement benefits	43.3	36.5
Deferred income tax liabilities	112.2	45.1
Long-term income tax payable	16.6	17.7
Other noncurrent liabilities	91.2	78.6
Stockholders’ equity	653.0	649.6
Total Liabilities and Stockholders’ Equity	$2,423.3	$1,584.9

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Six Months Ended June 30,
	2021	2020
Operating
Net income	$23.4	$44.0
Non-cash items included in net income:
Depreciation and amortization	44.9	32.5
Deferred income tax	6.8	1.6
Pension and other postretirement benefits	1.9	1.8
Stock-based compensation	4.6	4.2
Income from equity affiliates	(3.8)	(0.9)
Brazil tax assessment accruals, net	(6.1)	—
Other items	(0.9)	(3.7)
Changes in operating working capital	(51.0)	(30.2)
Cash provided by operations	19.8	49.3

Investing
Capital spending	(16.3)	(14.9)
Capitalized software costs	(1.3)	(1.7)
Acquisitions, net of cash acquired	(630.5)	(169.3)
Other investing	(0.9)	2.1
Cash used in investing	(649.0)	(183.8)

Financing
Cash dividends paid to SWM stockholders	(27.6)	(27.4)
Proceeds from issuances of long-term debt	703.7	212.0
Payments on long-term debt	(17.8)	(87.1)
Payments for debt issuance costs	(14.5)	—
Purchases of common stock	(3.1)	(0.9)
Cash provided by financing	640.7	96.6

Effect of exchange rate changes on cash and cash equivalents	(0.3)	(1.2)

Increase (decrease) in cash and cash equivalents	$11.2	$(39.1)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
AMS	$252.0	$132.8	89.8%	$415.0	$255.7	62.3%
EP	125.8	121.4	3.6%	251.0	260.0	(3.5)%
Total Consolidated	$377.8	$254.2	48.6%	$666.0	$515.7	29.1%

Operating Profit
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2021	2020	2021	2020	2021	2020	2021	2020
AMS	$18.9	$13.1	7.5%	9.9%	$40.2	$26.8	9.7%	10.5%
EP	24.2	31.7	19.2%	26.1%	54.1	65.1	21.6%	25.0%
Unallocated	(27.2)	(10.4)			(44.9)	(23.4)
Total Consolidated	$15.9	$34.4	4.2%	13.5%	$49.4	$68.5	7.4%	13.3%

Non-GAAP Adjustments to Operating Profit
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
AMS - Restructuring & Impairment Expenses	$—	$0.5	$—	$0.5
AMS - Purchase Accounting Adjustments	$14.3	$7.2	20.8	12.8
EP - Restructuring and impairment Expenses	2.3	1.1	4.0	1.2
Unallocated - Acquisition and Integration Related Costs	12.1	—	15.7	—
Total Consolidated	$28.7	$8.8	$40.5	$14.5

Adjusted Operating Profit
	Three Months Ended June 30,				Six Months Ended June 30,
			Return on Net Sales				Return on Net Sales
	2021	2020	2021	2020	2021	2020	2021	2020
AMS	$33.2	$20.8	13.2%	15.7%	$61.0	$40.1	14.7%	15.7%
EP	26.5	32.8	21.1%	27.0%	58.1	66.3	23.1%	25.5%
Unallocated	(15.1)	(10.4)			(29.2)	(23.4)
Total Consolidated	$44.6	$43.2	11.8%	17.0%	$89.9	$83.0	13.5%	16.1%

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating profit	$15.9	$34.4	$49.4	$68.5
Plus: Restructuring expenses	2.3	1.6	4.0	1.7
Plus: Purchase accounting adjustments	14.3	7.2	20.8	12.8
Plus: Acquisition and integration related costs	12.1	—	15.7	—
Adjusted Operating Profit	$44.6	$43.2	$89.9	$83.0

Income	$1.8	$21.5	$23.4	$44.0
Plus: Restructuring and impairment expense	2.3	1.6	4.0	1.7
Less: Tax impact of restructuring and impairment expense	(0.6)	(0.5)	(1.0)	(0.5)
Plus: Purchase accounting adjustments	14.3	7.2	20.8	12.8
Less: Tax impact of purchase accounting adjustments	(2.6)	(1.7)	(4.2)	(3.1)
Plus: Brazil tax assessments	—	—	(6.1)	—
Less: Tax impact of Brazil tax assessments	(0.2)	—	2.5	—
Plus: Acquisition and integration related costs	12.1	—	15.7	—
Less: Tax impact on acquisition and integration related costs	(2.6)	—	(3.4)	—
Plus: Acquisition related foreign currency exchange impacts	1.3	—	6.9	—
Less: Tax Impact on acquisition related foreign currency exchange impacts	1.3	—	—	—
Less: Tax legislative changes, net of other discrete items	1.5	(0.1)	2.2	(0.4)
Adjusted Income	$28.6	$28.0	$60.8	$54.5

Earnings per share - diluted	$0.06	$0.68	$0.74	$1.40
Plus: Restructuring and impairment expense	0.07	0.06	0.13	0.06
Less: Tax impact of restructuring and impairment expense	(0.02)	(0.02)	(0.03)	(0.02)
Plus: Purchase accounting adjustments	0.45	0.24	0.66	0.42
Less: Tax impact of purchase accounting adjustment	(0.09)	(0.06)	(0.14)	(0.10)
Plus: Brazil tax assessments	—	—	(0.20)	—
Less: Tax impact of Brazil tax assessments	(0.01)	—	0.08	—
Plus: Acquisition and integration related costs	0.39	—	0.50	—
Less: Tax impact on acquisition and integration related costs	(0.09)	—	(0.11)	—
Plus: Acquisition related foreign currency exchange impacts	0.04	—	0.22	—
Less: Tax impact on acquisition related foreign currency exchange impacts	0.05	—	—	—
Less: Tax legislative changes, net of other discrete items	0.05	—	0.07	(0.01)
Adjusted Earnings Per Share - Diluted	$0.90	$0.90	$1.92	$1.75

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$1.8	$21.5	$23.4	$44.0
Plus: Interest expense on debt	13.1	8.1	20.5	15.0
Plus: Reversal of interest expense on Brazil tax assessments	—	—	(4.5)	—
Plus: Provision for income taxes	3.5	5.4	10.9	10.7
Plus: Depreciation and amortization	27.0	16.8	43.4	31.6
Plus: Restructuring and impairment expense	2.3	1.6	4.0	1.7
Plus: Acquisition and integration related costs	12.1	—	15.7	—
Plus: Income from equity affiliates	(2.8)	(0.9)	(3.8)	(0.9)
Plus: Other (income) loss, net	(1.0)	0.3	(2.4)	(0.3)
Plus: Acquisition related foreign currency exchange impacts	1.3	—	6.9	—
Plus: Reversal of other expenses related to Brazil tax assessments	—	—	(1.6)	—
Adjusted EBITDA	$57.3	$52.8	$112.5	$101.8

AMS adjusted EBITDA	$40.2	$24.8	$72.3	$47.5
EP adjusted EBITDA	31.9	38.3	68.9	77.3
Unallocated adjusted EBITDA	(14.8)	(10.3)	(28.7)	(23.0)
Adjusted EBITDA	$57.3	$52.8	$112.5	$101.8

Cash provided by operating activities	$7.1	$44.2	$19.8	$49.3
Less: Capital spending	(9.2)	(7.5)	(16.3)	(14.9)
Less: Capitalized software costs	(0.8)	(1.0)	(1.3)	(1.7)
Free Cash Flow	$(2.9)	$35.7	$2.2	$32.7

			June 30, 2021	December 31, 2020

Total Debt			$1,280.9	$593.3
Less: Cash			65.9	54.7
Net Debt			$1,215.0	$538.6